Exhibit 5.1

March 29, 2021

Hycroft Mining Holding Corporation
8181 E. Tufts Avenue, Suite 510
Denver, Colorado 80237

Ladies and Gentlemen:

Hycroft Mining Holding Corporation
Post-Effective Registration Statement on Form S-1

We have acted as counsel to Hycroft Mining Holdings Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-248516, originally declared effective on October 1, 2020 by the Securities and Exchange Commission (the “Commission”), filed with the Commission on March 29, 2021, (the “Registration Statement”), relating to the issuance of up to 9,583,334 shares (the “Warrant Shares”) of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), issuable upon exercise of warrants to purchase one share of Common Stock at an exercise price of $10.50 per share of Common Stock (the “Warrants”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or any prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein.

In connection with such matters, we have reviewed originals or copies of the following documents:

(a)	The Registration Statement.

(b)	The Prospectus.

(c)	the Second Amended and Restated Certificate of Incorporation of the Company and Amended and Restated Bylaws of the Company, in each case as in effect through the date hereof;

(d)	The originals or copies of such other corporate records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

March 29, 2021

In our view and otherwise for the purpose of this opinion letter, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

Based upon the foregoing and upon such other investigation as we have deemed necessary, we are of the opinion that the Warrant Shares have been duly authorized by the Company and when issued upon exercise of the Warrants in accordance with the terms thereof, would be validly issued, fully paid and nonassessable.

Our opinions set forth above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law.

This opinion letter is delivered in connection with the filing of the Registration Statement. This opinion letter may not be relied upon for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Neal Gerber & Eisenberg LLP